Exhibit 4.11

AMENDMENT NO. 3 TO LOAN AGREEMENT

This Amendment No. 3 (this “Amendment No. 3”) to Loan Agreement is made and entered into effective as of December 1, 2024 by and between Safe and Green Development Corporation (the “Company”) and BCV S&G DevCorp (“BCV S&G”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the BCV Loan Agreement (as defined below).

WHEREAS, the Company and BCV S&G are parties to that certain Loan Agreement, dated as of June 16, 2023, as amended on August 25, 2023 (the “BCV Loan Agreement”).

WHEREAS, the parties desire to further amend the BCV Loan Agreement to extend the initial issue date from December 1, 2024, and establish December 1, 2025, as the new maturity date, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the BCV Loan Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	The first paragraph under the subsection “Loan” is hereby amended and restated as follows:

Subject to the terms and conditions of this Agreement, the Issuer makes available to the Borrower a loan in the aggregate amount of USD 2,200,000.00 (two-million US dollars), (the “Loan”).

2.	Section 5 (a) of the BCV Loan Agreement is hereby amended and restated to read as follows:

The Borrower shall repay the Loan as well as any other Unpaid Sum without further notice on 01.12.2025 (the Maturity Date).

3.	Section 6 (a) of the BCV Loan Agreement is hereby amended and restated to read as follows:

The early repayment date may not be earlier than 6 (six) months following the issue date of the Notes (“Early Repayment Date”).

4.	Section 10 of the BCV Loan Agreement is hereby amended and restated as follows:

The Parties that the loan and interest shall be primarily secured by 176,425 shares (the “Pledged Share” held with Equiniti Trust Company, a New York limited liability trust company, with principal offices 48 Wall Street, Floor 23 New York, NY 10005 (the “Transfer Agent”) under the name of the Issuer.

5.	The first two paragraphs of Section 11 of the BCV Loan Agreement is hereby amended and restated as follows:

The Parties agree that the Alternative Collateral shall be made up of: : (i) a $960,672 Promissory Note from St. Mary’s, Georgia, dated November 15, 2024 and (ii) the collateral on the 10% ownership stake the Company owns in the Cumberland Inlet Mixed-Use property located along East Meeting Street, St. Mary’s, Camden, Georgia 31558 (United States of America) (together, the “Alternative Collateral”).

The Parties agree that the Issuer shall receive the Alternative Collateral in addition to the Pledged Shares in the event of default, if the sale of the Pledged Shares does not provide sufficient liquidity to reimburse the Loan. The Borrower guarantees that the Pledged Shares and Alternative Collateral shall be free of any encumbrances to provide liquidity to reimburse the loan in the event of default.

For avoidance of any doubt, the documentation relating to the Alternative Collateral shall be communicated to the Issuer upon request of the latter.

6.	Section 9 (a) of the BCV Loan Agreement is hereby amended and restated to read as follows:

Interest Payment Date(s)

01.06.2025

01.12.2025

7.	Except as otherwise expressly provided herein, all of the other terms and conditions of the BCV Loan Agreement remain unchanged and continue in full force and effect.

[Signature Pages Follow]

Executed as of the date written on the cover page to this Amendment No. 3

Bridgeline Capital Ventures on behalf of its Compartment BCV S&G DevCorp

Represented by Bridgeline Capital Partners in its capacity of Management Company

/s/ George Pal		/s/ Herve Croset
Name:	George Pal	Name:	Herve Croset
Function:	Director	Function:	Director

Safe and Green Development Corporation

/s/ Nicolai Brune		/s/ David Villarreal
Name:	Nicolai Brune	Name:	David Villarreal
Function:	Chief Financial Officer	Function:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Loan Agreement]